EXHIBIT 10.4

LEASE AGREEMENT WITH SIEMENS SHARED SERVICES LLC

LEASE SCHEDULE

1.	Date of Lease April 23, 2002.

2.	Landlord:	NBS Orlando Quad 14, LLC, a Delaware limited liability company (FEIN: 36-4392776)

3.	Tenant:	Siemens Shared Services LLC, a Delaware limited liability company 186 Wood Avenue South Iselin, New Jersey 08830 (FEIN: 52-2090672)

4.	Guarantor:	Siemens Corporation, a Delaware corporation

5.	Property Address:	3626 (“Building A”) and 3500 (“Building B”) Quadrangle Boulevard, Orlando, Florida (Building A and Building B being jointly referred to as the “Project”)

6.	Premises:	Entire Building B (at 3500 Quadrangle Boulevard), described on Appendix “A” attached hereto (subject to reduction as provided in Section 44 of the attached Lease).

7.	Purpose:	General offices, and other uses not prohibited by covenants and restrictions for the Quadrangle, provided same is in compliance with all zoning and land use regulations and covenants and restrictions of record.

8.	Lease Term:	Seven (7) years from the Commencement Date (plus the additional period, if any as provided in section 17 of this Lease Schedule (“TI Abatement Period”)). Landlord shall Substantially Complete (as defined in Article 3 of the attached Lease) the Premises on or before the date which is twelve (12) weeks after the receipt of building permits for the tenant improvements (except to the extent delay results from Tenant’s unfulfilled or untimely fulfilled obligation, other acts or omissions of Tenant, or matters set forth in Section 28 of the attached Lease). The Commencement Date and intended Commencement Date shall be as set forth in Article 3 of the Lease. The Lease Term may be renewed in accordance with Section 41 of the attached Lease.

	Options:	Two 3-year renewal options. Option to reduce Premises by up to approximately twenty-five thousand (25,000) r.s.f. at end of 60th month. First right to expand into available space in Project.

9.	Area of Premises in rentable square feet (“r.s.f.”):	Approximately 52,125.

10.	Jurisdiction in which the Property is located:	Unincorporated Orange County, Florida.

11.	Tenant’s Share:	The result obtained by dividing the r.s.f. of the Premises by (i) the total r.s.f. of Building B, in the case of Taxes or Operating Costs with respect to only Building B, and (ii) the total r.s.f. of Building A and Building B, in the case of Taxes or Operating Costs with respect to Building A and Building B. The total r.s.f. of Building A is approximately 29,560 and the total r.s.f. of Building B is approximately 52,125. Tenant’s Share of Taxes or Operating Costs with respect to Building A and Building B is 63.8 percent during such times as the Premises consists of 52,125 r.s.f.

12.		Annual Base Rent: $677,625.00 ($13.00 per r.s.f. based on 52,125 r.s.f.), escalating by 2.5% annually, as of each annual anniversary of the Commencement Date. An initial two (2) month period of free Base Rent (the “Free Rent Period”) shall be provided.

Monthly Base Rent:

Year	Amount (assuming no reduction in initial Base Rent)
TI Abatement Period (if any)	$0
1	$ 56,468.75 for ten months (2 months free)
2	$ 57,880.47
3	$ 59,327.48
4	$ 60,810.67
5	$ 62,330.93
6	$ 63,889.21
7	$ 65,486.44

The foregoing lease years 1-7 shall commence upon the expiration of the TI Abatement Period, if any, which period shall in no event exceed four (4) months. The commencement of Year 1 shall be coincident with the beginning of, and include, the Free Rent Period. In the event that the Base Rent in Year 1 is reduced in accordance with Section 17 below, the reduced initial Base Rent shall provide the basis for the calculation of all annual escalations of Base Rent thereafter. No later than sixty (60) days after the Commencement Date, Landlord and Tenant shall execute a memorandum setting forth the length of the TI Abatement Period and the amount of any reduction in the initial Base Rent attributable to the unused portion of the allowance.

14.	Addresses for Purpose of Notice:

Landlord:	NBS Orlando Quad 14, LLC c/o The Alter Group, Ltd., 5500 West Howard Street, Skokie, IL 60077, Attn: Ronald F. Siegel, Chief Financial Officer, Fax No.: (847) 676-4303

With a copy to:	Lawrence M. Freedman, Ash, Anos, Freedman & Logan, L.L.C., 77 West Washington Street, Suite 1211, Chicago, IL 60602, Fax No: (312) 346-7847; and Samuel F. Gould, Alter Asset Management, L.L.C., 1980 Springer Drive, Lombard, IL 60148, Fax No: (630) 620-3606.

	Tenant:	Siemens Shared Services LLC, Attention; Perry Magee, Siemens Shared Services, LLC, Attn: Project Manager; 400 Rinehart Road, Mailstop P3-02, Lake Mary, FL 32746

	With a copy to:	Siemens Real Estate, Inc. at 186 Wood Avenue South, Iselin, NJ 08830; Siemens Corporation, Attn: Siemens Real Estate Counsel at 186 Wood Avenue South, Iselin, NJ 08830; and Richard T. Fulton, Baker & Hostetler, LLP, Post Office Box 112, 2300 SunTrust Center, 200 South Orange Avenue, Orlando, FL 32802.

15.	Brokers:	The Alter Group, Ltd. and CB Richard Ellis, Inc.

16.	Commencement Date:	The Lease Term shall commence on the date (the “Commencement Date”) that is at least seven (7) days after the date upon which the Premises is Substantially Complete (as defined in Section 3 of the attached Lease),

17.	Tenant Improvements:	To be installed by Landlord pursuant to the terms of the Workletter attached as Appendix “B” hereto, with an allowance of $1,668,000 ($32.00/r.s.f.). To the extent the entire amount of said allowance is not used by Tenant, the term of the Lease shall be extended for that amount of time necessary, up to a maximum period of four (4) months, to amortize such unused allowance at an amount equal to the Base Rent in effect during the first year of the Term (the “TI Abatement Period”). To the extent that the entire amount of said allowance is not used by Tenant or applied to the TI Abatement Period, the initial Annual Base Rent ($13.00 per r.s.f.) shall be reduced by the amount representing ten percent (10%) of the unused portion of the allowance ($32.00/r.s.f) and, in such event, the reduced initial Base Rent shall provide the basis for the calculation of the all annual escalations of Base Rent thereafter. To the extent Tenant exceeds the TI Allowance, Tenant shall pay to Landlord the amount of such excess as incurred.

L E A S E

THIS LEASE MADE and entered into as of the date set forth on the Lease Schedule as Date of Lease, which Lease Schedule is appended to this Lease and is specifically incorporated by reference herein, by and between the Landlord and Tenant as set forth in the Lease Schedule.

W I T N E S S E T H:

Demise

A. Landlord does hereby lease to Tenant and Tenant hereby lets from Landlord, the Premises set forth in the Lease Schedule, which constitute Building B (the “Building”) located as denoted as the Property Address in the Lease Schedule. Building A and Building B and the real estate on which they are located are hereinafter referred to as the “Property”. Tenant acknowledges that the sole purpose of the attached Appendix “A” is to identify the location of the Premises in the Building. Landlord makes no representations or warranties in said Appendix “A” as to the useable or rentable square footage of the Premises.

B. Such letting and hiring is upon and subject to the terms, covenants and conditions herein set forth and Tenant and Landlord covenant as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by them to be kept and performed and that this Lease is made upon the condition of such performance.

1.

Purpose

The Premises are to be used for the Purpose set forth in the Lease Schedule and for no other purpose without the prior written consent of the Landlord. Landlord shall at all times operate the Project in compliance with all zoning and land use regulations and covenants and restrictions of record.

2.

Term

The Lease Term shall be as set forth in the Lease Schedule except as otherwise expressly provided in this Lease.

3.

Possession

A. Subject to Section 28 and the Workletter attached as Appendix B hereto, Landlord shall construct the tenant improvements in the Premises pursuant to an improvement allowance as provided in the Lease Schedule.

B. If Landlord, for any reason whatsoever other than a Tenant Delay (defined below), cannot deliver possession of the Premises to the Tenant as provided in the Lease Schedule (the intended Commencement Date), this Lease shall not be void or voidable, nor shall the Landlord be liable to Tenant for any loss or damage resulting therefrom except that for the first 30 days following the intended Commencement Date Tenant shall be entitled to a credit against rent equal to one (1) day’s rent for each day that delivery is delayed beyond the intended Commencement Date, which credit shall be increased to two (2) day’s rent for each day of such delay which is more than 30 but less than 61 days following the intended Commencement Date, and which shall be further increased to three (3) day’s rent for each day of such delay which is more than 90 days following the intended Commencement Date, and under such circumstances, the Commencement Date shall not be deemed to occur until possession of the Premises is made available to Tenant pursuant to subparagraph C below and no such failure to give possession shall affect the validity of this Lease or the obligations of the Tenant hereunder, and the Term shall be extended accordingly.

C. The Premises shall be deemed to be ready for Tenant’s occupancy on the date that is at least seven (7) days after notice from Landlord to Tenant that the Premises are “Substantially Complete” (as hereinafter defined) pursuant to final working drawings. The Premises shall be deemed to be Substantially Complete when a certificate of occupancy (either permanent or temporary) has been issued by the applicable governing authority, Tenant has access to its allotment of parking described hereunder, Landlord has tendered possession to Tenant, Tenant is in receipt of a nondisturbance agreement reasonably satisfactory to Tenant, providing that Tenant’s tenancy shall not be disturbed so long as Tenant is not in default after any applicable notice and cure period, from all lienholders, and when all construction on the Premises, including without limitation, the Building’s utility and life safety systems, exterior landscaping, parking and other improvements, have been completed and are fully operational, except: (1) for minor or insubstantial details of construction, decoration or mechanical adjustments to be done in the Premises or any part thereof, the completion of which will not substantially interfere with the quiet and professional occupancy or operations of Tenant; or (2) if the delay in the availability of the Premises or any part thereof for occupancy shall be due to special work, changes, alterations, or additions required or made by Tenant in the layout or finishing of the Premises, provided, however, that if a certificate of occupancy cannot be obtained as a result of matters arising out of Tenant’s unfulfilled or untimely fulfilled obligations, including but not limited to cabling and/or installation of any furniture or personal property to be provided by Tenant (including carpeting), unless such contracts have been assigned to Landlord under the Workletter, any delay caused by any failure of Tenant to timely submit any plans or install or secure inspections or approval of furniture, fixtures or other work for which it is responsible (including cabling attendant to Tenant’s system furniture), unless such contracts have been assigned to Landlord under the Workletter, or otherwise perform or complete work for which it is responsible (all causes under (2) of this sentence being referred to herein as a “Tenant Delay” unless such causes arise under contracts that have been assigned to Landlord under the Workletter,) and Landlord has otherwise substantially performed its obligations, for purposes of rent commencement, the Premises shall be deemed to be substantially completed. Landlord shall deliver written notice to Tenant upon Landlord’s determination that the Premises will be Substantially Complete on or about thirty (30) days thereafter. Tenant shall have free and complete access to the Premises during the period of no less than fourteen (14) days prior to anticipated Substantial Completion of the Premises, during which period Tenant and its agents and contractors shall be entitled to install Tenant’s furniture, fixture and equipment, including but not limited to, any wiring and cabling as Tenant may desire, substantially free of interference from Landlord’s contractors during such fourteen (14) day period. At all times during the foregoing fourteen (14) day period, and at such other times as Landlord may reasonably determine will not substantially interfere with Landlord’s contractors, Tenant and Tenant’s contractors shall have access to the Premises for the purpose of performing such work subject to the permission of Landlord, not to be unreasonably withheld. Tenant shall have access to the Premises on the Saturday and Sunday prior to the Commencement Date for Tenant to conduct its move in and there shall be no charge to Tenant, whether by a property management company, project engineer, or otherwise for Tenant’s move in or, later, for Tenant’s move out. It is further understood that within forty-eight (48) hours of the Commencement Date, the parties shall jointly inspect the Premises and prepare a “punch list” of incomplete items to be completed by Landlord within a reasonable time, not to exceed thirty (30) days, provided, however, in the event an incomplete item cannot be completed or repaired within thirty (30) days and Landlord is diligently and continuously attempting to complete or repair such item, the time period to complete the repair or completion shall be reasonably extended but in no event for a period of more than one hundred eighty (180) days after occupancy. Tenant agrees to provide a supplemental “punch list” within thirty (30) days after occupancy encompassing all items not then completed except for latent defects. At the time of execution of this Lease, Landlord agrees that Tenant’s actions or inactions to this date have not delayed Landlord.

D. The leasing of the Premises in accordance with this Lease by Tenant includes the right to use the parking area at the Property at the rate of five (5) parking spaces per 1,000 r.s.f. of the Premises, which shall initially be in the amount of 261 spaces, on a nonexclusive basis in common with others. The number of parking spaces may increase or decrease from time to time as the size of the Premises changes. Landlord may designate reserved spaces for other tenants of the Building provided that Tenant is granted a proportionate number of reserved spaces in a location adjacent to that portion of the Project being leased by Tenant. Tenant shall not be subject to a parking charge or fee at any time. Landlord shall not be responsible for enforcement of any exclusive parking policy.

E. Upon Substantial Completion, the parties shall execute a certificate setting forth the Commencement Date, which shall amend, to the extent necessary, the Lease Schedule.

4.

Definitions As Used In This Lease

A. The term “Commencement Date” is the date of the beginning of the Lease as set forth in the Lease Schedule, as modified pursuant to Article 3 above.

B. The term “Tenant’s Share” shall mean that percentage set forth as such in the Lease Schedule. The Tenant’s Share shall be determined equitably and may vary from time; that is, Tenant’s Share will be larger if Taxes or Operating Costs are incurred with respect to only Building B than if they are incurred with respect to Building A and Building B (whether as a result of separate building tax billings or separate building services, subdivision of the Property on a Building by Building basis, or otherwise). The Tenant’s Share allocated to the Premises as it relates to the Building or Property as a whole, is not meant, nor shall it be construed, as a representation by Landlord as to the rentable or useable square footage of the Premises. The parties recognize that this ratio as well as the area measurements are reasonable approximations that may not be exactly precise.

C. The term “Taxes” means any and all actual taxes of every kind and nature whatsoever which Landlord shall pay or become obligated to pay during a calendar year because of or in connection with the ownership, leasing and operation of the Property including without limitation, real estate taxes, taxes for personal property used exclusively in the operation of all or any part of the Property, sewer rents, water rents, special assessments levied, pending, assessed (or otherwise equitably allocable to the period of time) after the Commencement Date, transit taxes, any tax or excise on rent or any other tax (however described) on account of rental received for use and occupancy of any or all of Building A together with Building B or only Building B (including the Premises), whether any such taxes are imposed by the United States, the state or other local governmental municipality, authority or agency or any political subdivision of any thereof in the Jurisdiction in which the Property is located. Taxes shall include the reasonable expenses of contesting the amount or validity of any such taxes, charges or assessments, such expenses to be applicable to the period of the item contested. Taxes shall not include (i) any net income taxes, capital stock taxes, estate taxes, inheritance taxes, excess profits tax, franchise tax or transfer tax or (ii) so long as Tenant is not in default of its obligation to pay Taxes or any other amount due under this Lease beyond any applicable notice and cure periods, any interest or penalties on Taxes, or Taxes in an amount greater than the maximum discount amount for early payment.

D. (i) The term “Operating Costs” means any and all actual expenses, costs and disbursements (provided Landlord hereby agrees to use its best efforts to reasonably minimize such costs and expenses) (other than Taxes as defined in Section 4C.) determined in accordance generally accepted accounting principles on a cash basis and incurred by Landlord in connection with the management, maintenance, operation and repair of all or any part of the Property including but not limited to exterior energy costs (including but not limited to the cost of electricity, water and lighting), roof, irrigation system, trash enclosures, fences, and parking lot repairs (to consist solely of seal coating and restriping, to be performed not more than twice during the initial term of the Lease nor more than once during each renewal term), but not replacements, for the Property, easement maintenance expenses, including assessments applicable to the Property established by any Declaration as hereinafter defined, any and all common area expenses in the development in which the Property is located, including but not limited to landscaping and other maintenance of properties which benefit the Property, property management fees up to two (2%) percent of gross receipts, insurance costs (including but not limited to fire, extended coverage, liability, workers’ compensation insurance, as well as all deductibles paid by Landlord for damages and injuries covered by policies of insurance maintenance for the Property) and routine repairs, maintenance and exterior decorating, wages, salaries, and benefits of employees working at the Property on a full or part-time basis (excluding those above the level of property or building manager), uniforms, supplies, sales or use taxes on supplies or services, landscape replacement, and exterminating; provided, however, that (i) no amounts charged to Tenant shall concern any expenses, labor, supplies, materials or charges of any kind that are supplied or incurred for the benefit of any rentable space on the Property or any building engineering services, it being agreed that the only common area expenses for the Building to be passed on to Tenant shall arise under Landlord’s duties set forth in the Section of this Lease entitled Condition of the Premises, and no common area expenses for any other building shall be passed on to Tenant, and (ii) Tenant shall provide all building engineering services and perform and pay the cost and expense directly for, all HVAC and mechanical system maintenance in the Building provided that Tenant performs such maintenance in accordance with manufacturer’s specifications. For purposes of this subparagraph “the development in which the Property is located” shall be deemed to refer to any subdivision or group of subdivisions containing common areas and/or utilities and/or services benefiting the Property, including any and all Property encompassed by any declaration of easements, and/or protective covenants (“Declaration”) effecting the Property.

(ii) Operating Costs shall not include:

(a)	The cost of alterations, capital improvements, equipment replacements, and other items which under generally accepted accounting principles are properly classified as capital expenditures;

(b)	Expenses incurred for business interruption insurance;

(c)	Leasing commissions, advertising, accounting fees, attorney’s fees and other costs and expenses incurred in connection with lease negotiations or the leasing of space with present or prospective tenants of the Building or attorney’s fees and other expenses incurred in connection with Landlord’s compliance with or enforcement or negotiations of the terms and provisions of other tenant leases;

(d)	Legal fees or other professional or consulting fees in connection with the negotiation of tenant leases;

(e)	Repairs required to cure violations of laws, unless such violations are due to Tenant’s specific use of the Premises and are not due to office use in general;

(f)	The cost of repairs or replacements incurred by reason of fire or other casualty or condemnation to the extent that either (1) Landlord is compensated therefor through proceeds of insurance or condemnation awards; (2) Landlord failed to obtain insurance against such fire or casualty, if insurance was available at a commercially reasonable rate, against a risk of such nature at the time of same; or (3) Landlord is not fully compensated therefor due to the coinsurance provisions of its insurance policies on account of Landlord’s failure to obtain a sufficient amount of coverage against such risk. Notwithstanding the foregoing, Landlord’s reasonable insurance deductibles shall be deemed as Operating Costs;

(g)	Damage and repairs necessitated by the negligence or willful misconduct of Landlord, Landlord’s employees, or agents;

(h)	Compensation paid to officers or executives of the Landlord above the level of building or property manager;

(i)	That portion of salaries of service personnel to the extent such salaries are applicable and relate to performance of services by such personnel other than in connection with the management, operation, repair, or maintenance of the Property;

(j)	The cost of incremental expense to Landlord incurred by Landlord in curing its defaults;

(k)	Legal fees, accounting fees, and other expenses incurred specifically in connection with disputes with tenants or occupants of the Property or associated with the enforcement of the terms of any leases with tenants or the defense of Landlord’s title or interest in the Property or any part thereof;

(1)	Costs (including permits, licensing, and inspection fees) incurred in renovations or otherwise improving, decorating, painting, or altering space for tenants or other occupants of vacant space (excluding common areas) at the Property;

(m)	Any cash or other consideration paid by Landlord on account of, with respect to, or in lieu of the tenant work or alterations described in subsection (1) above;

(n)	Cost of any service provided to tenants or other occupants of the Property for which Landlord is entitled to be reimbursed;

(o)	Interest and principal payments on mortgages;

(p)	Depreciation;

(q)	Landlord’s cost of utilities or services sold to Tenant or provided or sold to others for which Landlord is entitled to be directly reimbursed (other than through an operating cost reimbursement provision of another lease or agreement pertaining to space in the Building or Project identical or substantially similar to this Section)

(r)	Costs incurred to test, survey, clean up, contain, abate, remove or otherwise remedy hazardous materials, hazardous waste or asbestos-containing materials from the Property, unless caused directly or indirectly by Tenant or Tenant’s representatives;

(s)	The cost to replace the roof, exterior walls, plate glass, doors and the building foundation;

(t)	Costs associated with Landlord’s efforts to comply with the ADA;

(u)	advertising and promotional expenditures, including but not limited to tenant newsletters and Building or Project promotional gifts, events or parties for existing or future occupants, and the costs of signs in or on the Buildings identifying the owner of the Buildings or other tenants’ signs and any costs related to the celebration or acknowledgment of holidays;

(v)	Landlord’s general corporate overhead and general and administrative expenses, including costs relating to accounting, payroll, legal and computer services which are partially or totally rendered in locations outside the Buildings;

(w)	reserves of any kind, including but not limited to replacement reserves, and reserves for bad debts or lost rent or any similar charge not involving the payment of money to third parties;

(x)	except for management fees as heretofore provided, any amounts paid to any person, firm or corporation related or otherwise affiliated with Landlord or any general partner, officer or director of Landlord or any of its general partners, to the extent same exceeds arms-length competitive prices paid in the Orlando, Florida, metropolitan area for the services or goods provided;

(y)	costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, such as trustee’s fees, annual fees, partnership or organization or administration expenses, deed recordation expenses, as well as the operation of the entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building, as well as partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Property or any part thereof, costs of any disputes between Landlord and its employees, disputes of Landlord with Building or Project management or personnel, or outside fees paid in connection with disputes with other tenants;

(z)	costs incurred due to Landlord’s violation of any terms and conditions of this Lease or any other lease relating to the Building or Project or any law, ordinance or governmental rule or regulation affecting the Property, unless such violation of law, ordinance or governmental rule or regulation is due to Tenant’s specific use of the Premises and is not due to office use in general;

(aa)	costs arising from the gross negligence of Landlord or its agents, or of any other tenant, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Landlord or its agents;

(bb)	except for management fees as heretofore provided, overhead profit increments paid to Landlord’s subsidiaries or affiliates for management or other services on or to the Property;

(cc)	(1) the cost of installing, operating and maintaining any specialty service, observatory, broadcasting facilities, luncheon club, museum, athletic or recreational club, or child care facility, and (2) the cost of installing operating and maintaining any other service operated or supplied by or normally operated or supplied by a third party under an agreement between a third party and a landlord;

(dd)	the costs and/or salaries of off-site management and maintenance personnel except to the extent that off-site maintenance personnel are specifically allocated to the Property;

(ee)	costs for acquisition of sculpture, paintings or other objects of art;

(ff)	title insurance, automobile insurance, key man and other life insurance, long-term disability insurance and health, accident and sickness insurance, except only for group plans providing reasonable benefits to persons of the grade of building manager and below employed and engaged on a substantially full time basis in operating and managing the Building or Project;

(gg)	any other expense that under generally accepted accounting principles or such property management practices would not be considered a normal maintenance or operating expense;

(hh)	any costs, fees, dues, contributions or similar expenses for industry associations or similar organizations; and

(ii)	the entertainment expenses and travel expenses of Landlord, its employees, agents, partners and affiliates.

Landlord shall not collect in excess of one hundred (100%) percent of Operating Costs and shall not recover any items of cost more than once.

(iii) Provided however that (1) the cost of any capital improvements to the Property made after the date of this Lease which are intended to cause a net reduction in Operating Costs shall be amortized over the useful life thereof and shall be included, to the extent of any actual savings estimated to be achieved as a result of such improvement, in Operating Costs and (2) the cost of any capital improvements to the common areas of the Building or the Property, amortized over the useful life thereof, that are required to cure violations of law due to Tenant’s specific use of the Premises, and not due to office use in general, shall be included in Operating Costs.

5.

Base Rent

A. Except as otherwise provided herein, Tenant shall pay as initial Base Rent to Landlord the Annual Base Rent as set forth in the Lease Schedule in equal monthly installments as set forth as the Monthly Base Rent in the Lease Schedule in advance on the first day of the first full calendar month and on the first day of each calendar month thereafter during the Term, and at the same rate for fractions of a month if the Term shall begin on any day except the first day or shall end on any day except the last day of a calendar month.

B. Any rent (whether Base Rent or additional rent) or other amount due from Tenant to Landlord under this Lease not paid when due or within any grace period provided to cure such nonpayment shall incur a late fee equal to the greater of: (a) Twenty-Five ($25.00) Dollars; or (b) interest from the date due until the date paid at the annual rate (“Interest Rate”) of two percent (2.0%) above the prime rate as set forth as the Base Rate on Corporate Loans published by the Wall Street Journal from time to time, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. The covenants herein to pay rent (both Base Rent and additional rent) shall be independent of any other covenant set forth in this Lease.

C. Base Rent and all of the rent provided herein shall be paid without deduction or off-set in lawful money of the United States of America to Alter Asset Management, L.L.C., 1980 Springer Drive, Lombard, IL 60148 (“the Management Agent”) or as designated from time to time by written notice from Landlord. The Management Agent has full and complete authority to act on behalf of Landlord in connection with all dealings with Tenant, provided however, that the Management Agent shall not have the power to amend or modify the terms of this Lease.

6.

Additional Rent

Taxes

A. It is further agreed between the parties hereto that in addition to the rental provided for herein that Tenant will also pay Landlord during the term of this Lease, as additional rent, an amount equal to Tenant’s Share of the Taxes. In addition, Tenant shall be responsible for the payment to the Landlord of the Florida sales tax applicable to the rent paid by Tenant hereunder. Taxes are to be prorated for any partial year.

Operating Costs

B. It is further agreed between the parties hereto that in addition to the rental provided for herein that Tenant shall also pay Landlord during the term of this Lease, as additional rent, an amount equal to Tenant’s Share of the Operating Costs.

Annual Cap

C. In no event will Tenant’s Share of Controllable Operating Costs for any calendar year exceed one hundred four percent (104%) of Tenant’s Share of the Controllable Operating Costs applicable to the immediately preceding calendar year. For purposes of this section Controllable Operating Costs shall be all Operating Costs other than utilities, insurance, roof repairs and association dues payable under a Declaration.

7.

Rent Adjustment Payment

A. Prior to January 1 of each subsequent calendar year, or from time to time, Landlord shall deliver a statement setting forth Landlord’s good faith estimate of Tenant’s share of Taxes and Operating Costs (“Taxes and Operating Cost Statement”) pertaining to each such forthcoming calendar year. Commencing on the first full calendar month of the Term and on the first day of each calendar month thereafter during the Term, Tenant shall pay one-twelfth (1/12th) of Tenant’s Share of Taxes and Operating Costs as estimated by Landlord. Not later than on or before the first day of April of each calendar year after the initial year of the Term, Landlord shall furnish to Tenant a written statement (including tax and insurance billings and a reasonably detailed operating and expense statement) showing in reasonable detail actual Operating Costs and Taxes for the preceding year for which such statement is furnished and showing the amount, if any, of rental adjustment due for such year.

B. Within thirty (30) days from Tenant’s receipt of any annual statement, Tenant shall pay to Landlord as additional rent an amount equal to the sum of the net aggregate rental adjustment shown on each such annual statement less the amount, if any, of the total estimated additional rent paid by Tenant during the preceding calendar year.

C. In the event that any such settlement required above indicates that the total additional rent paid by Tenant during the preceding calendar year exceeds the aggregate rental payable by Tenant for such calendar year, Landlord shall apply such excess on any amounts of additional rent next falling due under this Lease.

D. The annual determination of Taxes and Operating Cost Statement shall be prepared in accordance with generally acceptable accounting principles on a cash basis. Tenant using either its own employee(s) or its certified public accountant shall have the right to inspect at reasonable times and in a reasonable manner, at the Landlord’s office, such of the Landlord’s books of account and records as pertain to or contain information concerning the items included in Operating Costs and Taxes for that year and the prior year in order to verify the amounts thereof. Any and all information obtained through the Tenant’s inspection with respect to financial matters (including, without limitation, costs, expenses, income) and any and all other matters pertaining to the Landlord and/or the Property as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of any such inspection shall be held in confidence by the Tenant and its officers, agents, and employees. If Tenant shall dispute any item or items included in the Operating Costs or Taxes for such year, and such dispute is not resolved by the parties within thirty (30) days after such dispute is raised by Tenant, then Tenant may at its sole expense, within thirty (30) days thereafter, using its employees or a firm of independent certified public accountants, render to the parties an opinion as to whether or not the disputed item or items should have been included in the Operating Costs and/or Taxes for such year (“Employee Review”); provided however, it shall be a further condition of Tenant’s right to conduct an Employee Review that the employees of Tenant or auditors conducting the Employee Review shall not be retained upon the basis of all or a portion of its compensation being contingent based upon the results of the Employee Review; and the opinion of such employees or auditors on such matter shall be conclusive and binding upon both parties, unless Landlord disputes the results of the Employee Review within thirty (30) days after Landlord’s receipt thereof, in which case a third party selected by Landlord and Tenant experienced in commercial leasing who does not render services of any kind to Landlord or Tenant and who does not get compensated on the basis of all or a portion of his or her compensation being contingent on the results he or she provides shall be retained by Landlord and Tenant (at the cost of Landlord and Tenant shared equally) to make an independent, final and conclusive decision which shall be binding on Landlord and Tenant. Landlord and Tenant agree that the opinion shall be confidential and shall not be disclosed to any other party whatsoever. Tenant shall bear the cost of such Employee Review unless the results of such review results in a recognition hereunder that an overpayment of more than three (3) percent of the Operating Cost or Taxes was requested or paid, in which event the Landlord shall pay Tenant’s costs of conducting the inspection and audit. Tenant employee(s) may examine the records of Landlord supporting the Taxes and Operating Cost Statement at Landlord’s or the Management Agent’s office during normal business hours within twelve (12) months after the Taxes and Operating Cost Statement is furnished. Unless Tenant takes written exception to any item within twelve (12) months after the furnishing of the Taxes and Operating Cost Statement (which shall be noted on the item as “paid under protest”), such Taxes and Operating Cost Statement shall be considered as final and accepted by Tenant. Tenant shall promptly tender payment for any undisputed items and shall tender payment for any disputed items within ten (10) days after the resolution of any such dispute.

E. In no event shall any rent adjustment result in a decrease of the Base Rent as set forth in the Lease Schedule.

F. In the event of the termination of this Lease by expiration of the stated term or for any other cause or reason whatsoever prior to the determination of rental adjustment as hereinabove set forth, Tenant’s agreement to pay additional rental accrued up to the time of termination shall survive the expiration or termination of the Lease.

8.

Holding Over

Should Tenant hold over after the termination of this Lease, by lapse of time or otherwise, Tenant shall become a tenant from month to month only upon each and all of the terms herein provided as may be applicable to such month to month tenancy and any such holding over shall not constitute an extension of this Lease; provided, however, during such holding over, Tenant shall pay Base Rent and additional rent (as heretofore adjusted, or as estimated by Landlord) at One Hundred Twenty-five (125%) Percent of the rate payable for the month immediately preceding said holding over, and in addition, Tenant shall pay Landlord all direct damages, sustained by reason of Tenant’s holding over. The provisions of this paragraph do not exclude the Landlord’s rights of re-entry or any other right hereunder.

9.

Building Services

A. Tenant shall have access to the Property and all its facilities twenty-four (24) hours/day, seven (7) days a week without interference from Landlord with Tenant’s quiet enjoyment. Tenant shall provide all building services at Tenant’s sole cost and expense. Landlord shall not be obligated to provide services to Tenant except as specifically set forth in this Lease.

B. Neither Landlord, nor any company, firm or individual, operating, maintaining, managing or supervising the plant or facilities furnishing the services included in Landlord’s energy costs nor any of their respective agents, beneficiaries, or employees, shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action, because of any interruption or discontinuance at any time for any reason in the furnishing of any of such services, or any other service to be furnished by Landlord as set forth herein. Landlord shall take all reasonable actions within its control to avoid and minimize any such interruption or discontinuance and only in the event that such interruption of discontinuance results in untenantability for more than 72 consecutive hours and is due to Landlord’s negligence or willful act shall Tenant be relieved from performance of Tenant’s obligations under this lease for such period of time.

C. Electricity shall not be furnished by Landlord, but except as otherwise hereinafter provided, shall be furnished by the approved electric utility company serving the area (“Electric Service Provider”). Landlord shall permit the Tenant to receive such service direct from such public utility company at Tenant’s cost, and shall permit Landlord’s wire and conduits, to the extent available, suitable and safely capable, to be used for such purposes. Tenant shall make all necessary arrangements with the local utility company for metering and paying for electric current furnished by it to Tenant and Tenant shall pay for all charges for electric current consumed on the Premises during Tenant’s occupancy thereof. From and after the date of Substantial Completion the electricity used during the making of alterations or repairs in the Premises, and for the operation of the Premises’ air conditioning system at times other than as provided herein; or the operation of any special air conditioning systems which may be required for data processing equipment or for other special equipment or machinery installed by Tenant, shall be paid for by Tenant. Tenant shall make no alterations or additions to the electric equipment and/or appliances without the prior written consent of the Landlord in each instance, which consent shall not be unreasonably withheld. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the feeders to the Building or the risers or wiring installed thereon. Tenant will not, without the written consent of Landlord, use any apparatus or device in the Premises to connect to electric current (except through existing electrical outlets in the Premises) or water pipes, any apparatus or device for the purpose of using electric current or water. If Tenant shall require water or electric current in excess of that which is respectively obtainable from existing water pipes or electrical outlets and normal for use of the Premises as general office space, Tenant shall first procure the consent of Landlord, which Landlord may not unreasonably refuse. If Landlord consents to such excess water or electric requirements, Tenant shall pay all costs including but not limited to meter service and installation of facilities necessary to furnishing such excess capacity.

D. Landlord has advised Tenant that the present Electric Service Provider is the utility company selected by Landlord to provide electricity service for the Building. Notwithstanding the foregoing, to the extent permitted by law, Landlord shall have the right at any time and from time to time during the Term to either contract for service from a different company or companies providing electricity service (each such company hereinafter described as an “Alternate Service Provider”) or continue to contract for service from the Electric Service Provider. Tenant shall cooperate with Landlord, the Electric Service Provider, and any Alternate Service Provider at all times, and as reasonably necessary, shall allow Landlord, Electric Service Provider and any Alternate Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Tenant shall not be responsible for any such costs if Landlord elects to contract with an Alternate Service Provider and shall not be responsible for any increase in charges for electric service utilized that results from the change to an Alternate Service Provider.

10.

Condition of the Premises

A. Subject to “punch lists” heretofore referred to, by taking possession of the Premises, Tenant shall be deemed to have agreed that the Premises were as of the date of taking possession, in good order, repair and condition, provided that Tenant does not waive any claim in regard to hidden defects in the Premises not readily discoverable without intrusive investigation or special knowledge. Landlord will take all reasonable steps to enforce all construction warranties and warranties to new fixtures, equipment and other personalty, excluding, however, warranties on the roof, structure and building skin, for the benefit of Tenant. No promises of the Landlord to alter, remodel, decorate, clean or improve the Project, Premises or the Building and no representation or warranty expressed or implied, respecting the condition of the Project, Premises or the Building has been made by the Landlord to Tenant, unless the same is contained herein or made a part hereof, but Landlord has covenanted to deliver the Premises to Tenant constructed substantially in accordance with the improvements required to be made by Landlord pursuant to the Work Letter attached to this Lease as Appendix “B”.

B. Tenant shall, at its own expense, keep the Premises in good repair and tenantable condition, and shall promptly and adequately repair all damages to the Premises under the supervision and with the approval of Landlord and within a reasonable period of time as specified by Landlord, loss by ordinary wear and tear, fire and other casualty excepted. If Tenant does not do so promptly and adequately, Landlord may, but need not, make such repairs and Tenant shall reimburse Landlord therefor on demand.

C. Landlord shall maintain the public and common areas of the Property, exclusive of any interior spaces in the Building, but including the roof, exterior walls, plate glass, doors and foundation of the Building, in good order and condition. Tenant shall perform routine maintenance and repair of the Premises including all HVAC and mechanical system maintenance in the Building provided that Tenant performs such maintenance in accordance with manufacturer’s specifications and shall evidence same upon request of Landlord, but it shall be Landlord’s responsibility for replacement of plumbing and electrical systems and HVAC equipment that exclusively serves the Premises. In the event that any replacements are required with respect to the HVAC system during the initial five (5) years of the Lease Term (except as a result of Tenant’s acts or omissions, or Tenant’s increasing the “load requirements” therefor) all such expenses shall be the sole responsibility of Landlord. After the initial five (5) years of the Lease Term, any expenses concerning the HVAC system which are not the responsibility of Landlord shall be amortized over the useful life of the replacement system in accordance with GAAP and the annual portion thereof applicable to each year of the remaining Lease Term shall be charged to Tenant on an annual basis, and prorated for any partial year of the Lease Term. Landlord agrees to use reasonable efforts to maintain and enforce any and all applicable warranties with respect to the Building or any systems within the Building. Landlord shall not provide or pass on to Tenant the cost for janitorial or engineering services for the benefit of the Building or any other tenant on the Property.

D. The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. 12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements under Title III of the ADA (“Title III”) pertaining to business operations, accessibility and barrier removal, and that such requirements may be unclear and may or may not apply to the Premises and the Building depending on, among other things: (1) whether Tenant’s business operations are deemed a “place of public accommodation” or a “commercial facility,” (2) whether compliance with such requirements is “readily achievable” or “technically infeasible,” and (3) whether a given alteration affects a “primary function area” or triggers so-called “path of travel” requirements. Landlord represents that the Building, including the Premises, as of the date of commencement hereof, complies with Title III. Tenant shall be responsible for all Title III compliance and costs in connection with the Premises after the Commencement Date (including structural work, if any, and including leasehold improvements or other work to be performed in the Premises under or in connection with this Lease) to the extent that same arises out of matters specific to Tenant’s activities or operations or resulting from alterations to the Premises made by Tenant.

11.

Uses Prohibited

Tenant shall not use, or permit the Premises or any part thereof to be used, for any purpose or purposes other than as specified on the Lease Schedule. No use shall be made or permitted to be made of the Premises, nor acts done, which will cause a cancellation of any insurance policy covering the Building, or any other part of the Property, or any part thereof, nor shall Tenant sell, or permit to be kept, used or sold, in or about the Premises, any article which may be prohibited by Landlord’s insurance policies. Tenant shall not commit or suffer to be committed, any waste upon the Premises, or any public or private nuisance or other act or thing which may violate the quiet enjoyment of any other tenant in the Building, or any other part of the Property nor, without limiting the generality of the foregoing, shall Tenant allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose. Tenant agrees at all times to cause the Premises to be operated in compliance with all federal, state, local or municipal laws, statutes, ordinances, and rules and regulations, including but not limited to those relating to zoning, environmental protection, health, and safety, except for any violations caused by Landlord. Tenant further agrees to promptly cure any such violation, except for any violations caused by Landlord, at its own expense, and shall furthermore defend and indemnify Landlord, members, mortgagees, and officers, agents, and employees thereof respectively, for any and all liability, loss, costs (including attorneys’ fees and expenses), damages, responsibilities or obligations incurred as a result of any violation of any of the foregoing, except for any violations caused by Landlord. Tenant shall upon request of Landlord certify in writing that it is in compliance with applicable local, state and federal environmental rules, regulations, statutes and laws for the preceding year. At the request of the Landlord, Tenant shall submit to the Landlord, or shall make available for inspection and copying upon reasonable notice and at reasonable times, any or all of the documents and materials prepared by or for Tenant pursuant to any environmental law or regulation or submitted to any governmental regulatory agency in conjunction with the Premises. Landlord shall have reasonable access to the Premises to inspect the same after reasonable written notice to Tenant (except in an emergency, when no notice shall be required) to confirm that the Tenant is using the Premises in accordance with local, state and federal environmental rules, regulations, statutes and laws. Tenant shall, at the request of the Landlord and at the Tenant’s expense, conduct such testing and analysis as is necessary to ascertain whether the Tenant is using the Premises in compliance with all local, state and federal environmental rules, regulations, statutes and laws, provided however, Landlord shall not request that Tenant conduct such tests more often than once per year and unless Landlord has a reasonable suspicion specifically stated and disclosed in writing to Tenant, that Tenant may be in violation of the foregoing rules, regulations, statutes, or laws. Said tests shall be conducted by qualified independent experts chosen by the Tenant and subject to Landlord’s reasonable approval. Copies of reports of any such tests shall be provided to the Landlord. The provisions within this paragraph shall survive termination of this Lease and shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns, and mortgagees thereof.

To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s partners, members, managers, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises or any other portion of the Project and which presence was caused or permitted by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”); provided, that Tenant shall in no way be deemed to have “permitted” any Hazardous Materials existing at, on or under the Premises or the Project prior to Tenant’s occupancy thereof or thereafter other than through an act or negligent omission of Tenant. To the fullest extent permitted by law, Landlord agrees to promptly indemnify, protect, defend and hold harmless Tenant and Tenant’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Tenant Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises or any other portion of the Project and existing there prior to Tenant’s occupancy thereof or which otherwise come to be located there other than through an act or negligent omission of Tenant, including without limitation those which are caused or permitted by Landlord, preceding owners or occupiers of the Premises or the Project in whole or in part, any of their respective agents, employees, past or future tenants, assignees, licensees, contractors, or invitees (collectively, “Landlord’s Parties”). As used in this Lease, the term “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the State, the United States Government or any local governmental authority, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), and freon and other chlorofluorocarbons. The provisions of this paragraph will survive the expiration or earlier termination of this Lease.

12.

Compliance With Law

Landlord represents, that as of the Commencement Date, the Premises shall fully comply with all applicable law, including but not limited to ADA.

Tenant shall not use the Premises or permit anything to be done in or about the Premises which in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s improvements or acts. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant whether Landlord be a party thereto or not, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement shall be conclusive of that fact as between Landlord and Tenant.

13.

Alterations and Repairs

A. Except for Landlord’s obligations set forth in Section 10, Tenant shall keep the Premises in good condition and repair ordinary wear and tear and loss by fire and other casualty excepted. Tenant shall be authorized to maintain, replace and repair, without obligation of notice to Landlord, the Premises pursuant to its obligations as set forth in this Lease, provided, however, that Tenant shall not erect any partitions or make any alterations in or additions, to the Premises without the Landlord’s prior written approval in each and every instance, such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that Landlord’s consent shall not be required for additions or alterations: (1) of which Landlord is given prior notice; (2) do not aggregate during any calendar year to more than FIFTY THOUSAND ($50,000.00) DOLLARS; (3) do not affect structure, roof, any Building systems, or any existing warranty and (4) any painting, decorating, carpeting or other work that is strictly cosmetic in nature. It shall not be unreasonable for Landlord to withhold approval of any alteration or addition which impacts structure, including, without limitation, slab, exterior walls, roof and windows, or any HVAC, plumbing, electrical, fire protection or other Building system, or which would otherwise result in requiring additional improvements to the Premises and/or the Property. In the event Landlord grants the requested approval, or Landlord’s approval is not required by this Lease, Tenant shall be responsible for the cost of any such alterations or additions, as well as the cost of any improvements to the Premises and/or Property required as the result thereof. Unless otherwise agreed by Landlord and Tenant in writing, all such work shall be performed by Tenant, and at the cost of Tenant. All improvements paid for by Tenant shall for all purposes be deemed owned by Tenant and shall be removable by Tenant upon the expiration or termination of this Lease, whether as to all or a portion of the Premises as it may be expanded or contracted from time to time, including, but not limited to trade fixtures, reception desks, audio visual equipment (including screens, monitors and projectors), communications equipment, computer equipment, special electrical equipment and furniture. All improvements paid for by Landlord shall remain upon and be surrendered with the Premises. Landlord, at its option, unless otherwise provided by written agreement, may require Tenant to remove any alteration or addition that was not approved if required to be approved hereunder by Landlord. With respect to any trade fixtures for which Landlord’s approval was so conditioned when given, Tenant shall, on the election of Landlord at the termination or expiration of the Lease Term, remove any trade fixtures and provide that the Premises are restored to a condition reasonably satisfactory to Landlord. If Tenant does not remove any additions, decorations, fixtures, hardware, non-trade fixtures and improvements for which Tenant is required to do so hereunder, Landlord may remove the same and Tenant shall pay the cost of such removal to Landlord upon demand. Except to the extent of Landlord’s negligent or willful act or omission, Tenant hereby agrees to hold Landlord and its agents and employees harmless from any and all liabilities of every kind and description which may arise out of or be connected in any way with said alterations or additions. Any mechanic’s lien filed against the Premises, or the Building or the Property, for work claimed to have been furnished to Tenant shall be discharged of record by Tenant within thirty (30) days after Landlord has provided Tenant with notices of the filing of such liens at Tenant’s expense, provided however Tenant shall have the right to contest any such lien on the posting of reasonably sufficient security.

Notwithstanding anything contained in this Lease to the contrary, the interest of the Landlord shall not be subject to liens for improvements made by the Tenant and the fee title to the Property shall not be encumbered by any liens arising out of work performed on the Property, by, at the request of, under contracts entered into with, or by persons or parties claiming under or through, Tenant, regardless of whether such work is performed pursuant to this Lease or pursuant to any other agreement now existing or hereafter arising between Landlord and Tenant. Further, pursuant to Chapter 713.10, Florida Statutes, Tenant shall (a) notify each and every contractor who performs such work in connection with such improvements of this provision, (b) provide a copy of this provision to each of such contractors, (c) require and cause each of such contractors to notify and provide a copy of this provision to each person or party with whom they may deal in connection with the construction of such improvements and require each such person or party to do likewise with persons or parties with whom they may deal, to the end that all contractors, persons, or parties, who provide supplies, furnish labor, or otherwise act to bring about improvements and betterments to the Property will be placed on actual notice of this provision.

B. Tenant shall, at the termination of this Lease, surrender the Premises to Landlord in good condition and repair, loss by ordinary wear and tear, fire or other casualty excepted.

14.

Abandonment

During the term, if Tenant shall abandon or surrender (whether at the end of the stated term or otherwise) the Premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Tenant and left on the Premises shall be deemed abandoned, at the option of the Landlord. Notwithstanding anything to the contrary set forth in this Lease, Tenant reserves the right to totally or partially vacate the Premises at any time during the Term, and at Tenant’s sole option to reenter or reoccupy all or part the Premises at any time during the Term, and Tenant shall not be deemed to have abandoned the Premises or the Lease so long as Tenant is not default of its duties to pay rent after any applicable notice and cure period provided for herein.

15.

Assignment and Subletting

A. Except as set forth below, Tenant shall not assign this Lease, or any interest therein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person to occupy or use the Premises, or any portion thereof, without the written consent of Landlord first had and obtained, which consent shall not be unreasonably withheld, conditioned or delayed. Each assignee and sublessee who properly comes into possession of all or any portion of the Premises shall enjoy such rights, services and benefits to which Tenant is entitled under the Lease, For purposes of this Article, assignments shall be deemed to include consolidations or mergers as well as reorganizations of Tenant or transfer of a majority or controlling interest in Tenant, or in the case of partnerships in any general partner of Tenant. Notwithstanding the foregoing, Landlord’s consent shall not be required for assignments or subleases to: (1) affiliates or subsidiaries of Tenant; (2) entities controlling Tenant, controlled by or under common control with Tenant; or (3) to customers or subcontractors of Tenant working with Tenant at the Property; or (4) to an assignee or sublessee of less than twenty (20%) percent of the Premises, so long as in any such case; (a) the use of the Premises does not conflict with the Purpose as defined in the Lease Schedule; (b) Landlord is given prior notice thereof; and (c) Tenant is not relieved of any of its liabilities or responsibilities or any liabilities hereunder, unless the proposed assignee or sublessee has a net worth equal to or greater than Tenant as well as any guarantor of Tenant. Notwithstanding the foregoing, a change in the makeup or nature of the ownership of Tenant, or consolidations, mergers or reorganization of Tenant shall not be deemed to be an assignment of this Lease or a violation of any term of this Lease and shall not be subject to Landlord’s approval. Tenant shall provide Landlord with notice of any such assignment or sublease, a copy thereof and the name and address of the assignee.

B. Except for assignments and subleases as provided in the immediately preceding paragraph, Tenant shall, by notice in writing, advise Landlord of its intention from, on and after a stated date (which shall not be less than thirty (30) days after the date of Tenant’s notice) to assign or to sublet any such part of all of the Premises for the balance or any part of the Term. Tenant’s said notice shall state the name and address of the proposed subtenant or assignee, the proposed subtenant’s or assignee’s intended use of the Premises, and shall include the potential subtenant’s or assignee’s most current certified financial statement, and a true and complete copy of the proposed assignment or sublease or form of assignment shall be delivered to Landlord with said notice. Landlord will not unreasonably withhold, condition or delay its consent to Tenant’s assigning or subletting the space covered by its notice, provided: (i) at the time thereof Tenant is not in default under this Lease, (ii) Landlord, in its discretion reasonably exercised, determines that the reputation, business, proposed use of the Premises and financial responsibility of the proposed sublessee or occupant, as the case may be, of the Premises are satisfactory to Landlord, (iii) any assignee or subtenant shall expressly assume all the obligations of this Lease on Tenant’s part to be performed; (iv) such consent if given shall not release Tenant of any of its obligations (including, without limitation, its obligation to pay rent) under this Lease, and (v) a consent to one assignment, subletting occupation or use shall be limited to such particular assignment, sublease or occupation and shall not be deemed to constitute Landlord’s consent to an assignment or sublease to or occupation by another person. Any such assignment or subletting that requires Landlord’s consent, shall without such consent be void and shall, at the option of Landlord, constitute a default under this Lease. Tenant will pay all of Landlord’s costs associated with any such assignment or subletting, including, but not limited to reasonable legal fees; provided, however, that reimbursement for such costs and expenses shall not exceed ONE THOUSAND DOLLARS ($1,000.00).

16.

Signs

For purposes of this Lease, “signs” shall include all signs, designs, monuments, logos, banners, projected images, pennants, decals, advertisements, pictures, notices, lettering, numerals, graphics, or decorations. Tenant shall have the right to place or affix any exterior or interior signs on the Premises at Tenant’s discretion so long as such signs comply with the requirements of all applicable governmental and private regulatory bodies. Landlord agrees to cooperate with Tenant to obtain all such approvals at no cost to Landlord. All signs visible from the exterior of the Building shall be subject to Landlord’s approval, not to be unreasonably conditioned, delayed or withheld. Landlord shall provide at Landlord’s sole cost and expense a monument sign reasonably acceptable to

Tenant on Quadrangle Boulevard for the Building, upon which Tenant shall have the exclusive right to install Tenant’s name in Tenant’s corporate typeface.

17.

Damage to Property - Injury to Persons

A. Tenant, as a material part of the consideration to be rendered to Landlord under this Lease, to the extent permitted by law, hereby waives all claims, except claims caused by or resulting from the non-performance of the Landlord, or the willful or negligent act or omission of Landlord, its agents, servants or employees which Tenant or Tenant’s successor or assigns may have against Landlord, its agents, servants, or employees, for loss, theft or damage to the property and for injuries to persons in, upon or about the Premises from any cause whatsoever. Landlord, as a material part of the consideration to be rendered to Tenant under this Lease, to the extent permitted by law, hereby waives all claims, except claims caused by or resulting from the non-performance of the Tenant, or the willful or negligent act or omission of Tenant, its agents, servants or employees which Landlord or Landlord’s successor or assigns may have against Tenant, its agents, servants, or employees, for loss, theft or damage to the property and for injuries to persons in, upon or about the common areas of the Property from any cause whatsoever. Tenant will hold Landlord, its agents, servants, and employees exempt and harmless from and on account of any damage or injury to any person, or to the goods, wares, and merchandise of any person, arising from the use of the Premises by Tenant or arising from the failure of Tenant to keep the Premises in good condition as herein provided if non-performance by the Landlord or the negligence of the Landlord, its agents, servants or employees does not contribute thereto. Neither Landlord nor its agents, servants, or employees shall be liable to Tenant for any damage by or from any act or negligence of any co-tenant or other occupant of the same Building or of any other space at the Property, or by any owner or occupant of adjoining or contiguous property; provided, however, that the provisions of this paragraph shall not apply to negligent or willful acts or omissions of Landlord or the misconduct of any such individuals or entities. Tenant agrees to pay for all damage to the Building or the Premises, or any other part of the Property, as well as all damage to tenants or occupants thereof caused by Tenant’s misuse or neglect of the Premises, its apparatus or appurtenances or caused by any licensee, contractor, agent or employees of Tenant.

B. Particularly, but not in limitation of the foregoing paragraph, all property belonging to Tenant or any occupant of the Premises that is in the Building or the Premises shall be there at the risk of Tenant or other person only, and Landlord or its agent, servants, or employees (except in case of non-performance by the Landlord or the negligent or willful acts or omissions of Landlord or its agents, servants, or employees) shall not be liable for damage to or theft of or misappropriation of such property; nor for any damage to property entrusted to Landlord, its agents, servants, or employees, if any; nor for the loss of or damage to any property by theft or otherwise, by any means whatsoever, nor for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, snow, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place or resulting from dampness or any other cause whatsoever (except as expressly limited above); nor for interference with the light or other incorporeal hereditaments. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Building or of defects therein or in the fixtures or equipment.

C. In case any action or proceeding be brought against Landlord by reason of any obligation on Tenant’s part to be performed under the term of this Lease, or arising from any act or negligence of the Tenant, or of its agents or employees, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. In case any action or proceeding be brought against Tenant by reason of any obligation on Landlord’s part to be performed under the term of this Lease, or arising from any act or negligence of the Landlord, or of its agents or employees, Landlord, upon notice from Tenant, shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant.

D. Tenant shall maintain in full force and effect during the term of this Lease (including any period prior to the beginning of the term during which Tenant has taken possession and including also any period of extension of the Term in which Tenant obtains possession), in responsible companies licensed to do business in the jurisdiction in which the Property is located and reasonably approved by Landlord (i) special causes of loss coverage insurance, commonly known as all risk coverage, covering all Tenant’s property in, on or about the Premises, with full waiver of subrogation rights against Landlord in an amount equal to the full replacement cost of such Property, (ii) commercial general liability insurance, including products and completed operations insuring Tenant against all claims, demands or action for bodily injury and property damage with limits of not less than TWO MILLION ($2,000,000.00) DOLLARS or THREE MILLION ($3,000,000.00) DOLLARS each occurrence and in the aggregate written on a combined single limit per occurrence basis and (iii) rental insurance equal to one (1) year’s rent insurance naming Landlord as loss payee. All liability policies shall cover the Premises. Landlord shall maintain in full force and effect during the term of this Lease special causes of loss coverage insurance, commonly known as all risk coverage, for the full replacement cost of the Building with full waiver of subrogation rights against Tenant and liability insurance with respect to the common areas of the Building naming Tenant as an additional insured, the premiums for which shall be included in the Operating Costs. Notwithstanding the foregoing, Tenant shall have the right to self-insure, subject to Landlord’s reasonable approval. Any deductibles under Tenant’s insurance policies required hereunder shall be in such amounts that Tenant and its affiliate and parent entities customarily carry.

E. All such policies shall name Landlord, any mortgagees of Landlord, and all other parties designated by Landlord as additional parties insured. All insurance policies shall indicate that at least thirty (30) days prior written notice shall be delivered to all additional parties insured by the insurer prior to modification, termination, or cancellation of such insurance and Tenant shall provide Certificates of Insurance, not less than ten (10) days prior to the Commencement Date, evidencing the aforesaid coverage and applicable deductibles to all insured parties. Failure of Tenant to provide the insurance coverage set forth in subparagraphs (ii) and (iii) in the immediately preceding paragraph shall entitle Landlord to either (a) treat said failure as a default and/or (b) obtain such insurance and charge Tenant the premiums therefor plus interest thereon as additional rent. Tenant shall not violate or permit a violation of any of the conditions or terms of any such insurance policies and shall perform and satisfy all reasonable requirements of the insurance company issuing such policies. With respect to any insurance policy procured to comply with the requirements of this Lease, such policy or policies shall name Landlord and any mortgagees of Landlord as additional parties insured or as loss payees, as their respective interests may appear. Tenant shall have the right to maintain any and all insurance coverages required by this Section 17 under blanket policies so long as the coverage required is not reduced thereby.

18.

Damage or Destruction

If during the last eighteen (18) months of the Term, the Premises are totally destroyed by fire or other casualty or if the Premises are partially destroyed to an extent that the Premises are untenantable for more than ninety (90) days, and that constitutes an unreasonable interference in Tenant’s business operations at the Premises, and if Tenant is not then in default of the Lease, then Tenant shall have the option of terminating this Lease upon written notice to Landlord within sixty (60) days after such casualty loss, in which event Rent and all other obligations herein shall cease as of the date of such fire or other casualty and neither Landlord nor Tenant shall have any further obligations or rights hereunder.

In the event the Premises or the Building are damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Building, the damage shall be repaired by and at the expense of Landlord to the extent of such insurance proceeds available therefor, provided such repairs can, in Landlord’s reasonable opinion, be made within two hundred seventy (270) days after the occurrence of such damage without the payment of overtime or other premiums. Until such repairs are completed, the rent shall continue to be paid to the extent of Tenant’s rental insurance and shall otherwise be abated to the extent the Premises are rendered untenantable. If repairs cannot, in Landlord’s reasonable opinion be made within two hundred seventy (270) days, Landlord shall notify Tenant within thirty (30) days following the occurrence of such damage of its determination, in which event, or in the event such repairs are commenced but are not substantially completed within two hundred seventy (270) days of the date of such occurrence, either party may, by written notice to the other given prior to completion of the repairs, cancel this Lease effective as of the date of the occurrence of such damage. Except as provided in this Section, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business or property arising from any such fire or other casualty or from the making or not making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein as may be necessitated by such fire or other casualty. Tenant understands that Landlord, except as expressly provided under this Lease, will not carry insurance of any kind on Tenant’s furniture or furnishings or on any fixtures or equipment removable by Tenant under the provisions of this Lease and that Landlord, except as expressly provided under this Lease, shall not be obliged to repair any damage thereto or replace the same. Landlord shall not be required to repair any injury or damage caused by fire or other cause, or to make any repairs or replacements to or of improvements installed in the Premises by or for Tenant, except as expressly provided under this Lease.

In the event of destruction of all or any portion of the Property so that the majority of the Property is untenantable, and to the extent that the first mortgagee of Landlord, pursuant to rights granted in its first mortgage, will not allow release of proceeds for rebuilding, the Lease shall terminate as of the date of the casualty. Landlord will use its best efforts to obtain financing that provides that the proceeds of any casualty insurance may be used for reconstruction and repair after casualty under commercially reasonable terms.

19.

Entry by Landlord

Landlord and its agents shall have the right to enter the Premises at all reasonable times (upon reasonable notice except in cases of emergency) for the purpose of examining or inspecting the same, provided, however, that Landlord shall not inspect the Premises more often than is commercially reasonable unless Landlord has given written notice to Tenant of a specific issue or problem with the Premises which Landlord knows or suspects to be present which, if not cured, would constitute a default under this Lease, to supply any service to be provided by Landlord to Tenant hereunder or any other tenants, to show the same to prospective purchasers of the Property, and during the last year of the term to show the same to prospective tenants for the Building, and make such alterations, repairs, improvements, or additions, whether structural or otherwise, to the Premises or to the Building as may be required of Landlord pursuant to this Lease or as Tenant and Landlord may otherwise agree. Landlord’s entry to the Premises shall be subject to Tenant’s reasonable security procedures in effect from time to time, and may require Landlord and its invitees to be accompanied by a Tenant representative, and, in secure areas may require execution of nondisclosure agreements or security clearance. Landlord shall use reasonable efforts on any such entry not to unreasonably interrupt or interfere with Tenant’s use and occupancy of the Premises.

20.

Insolvency or Bankruptcy

A. In the event that Tenant shall become a debtor under Chapter 7, 11 or 13 of the Bankruptcy Code (“Debtor”) and the trustee (“Trustee”) or Tenant shall elect to assume this Lease for the purpose of assigning the same or otherwise, such election and assignment may only be made if all of the terms and conditions of Sections 20.B and 20.D hereof are satisfied. The Tenant acknowledges that it is essential to the ability of Landlord to continue servicing the mortgage on the Building that a decision on whether to assume or reject this Lease be made promptly. Under these circumstances, Tenant agrees that should Tenant, as debtor-in-possession (“Debtor-in-Possession”) or any Trustee appointed for Tenant, fail to elect to assume this Lease within sixty (60) days after the filing of the petition under the Bankruptcy Code (“Tenant’s Petition”), this Lease shall be deemed to have been rejected. Tenant further knowingly and voluntarily waives any right to seek additional time to affirm or reject the Lease and acknowledges that there is no cause to seek such extension. If Tenant, as Debtor-in-Possession, or the Trustee abandons the Premises, the same shall be deemed a rejection of the Lease. Landlord shall be entitled to at least thirty (30) days prior written notice from Tenant, as Debtor-in-Possession, or its Trustee of any intention to abandon the Premises. Landlord shall thereupon be immediately entitled to possession of the Premises without further obligation to Tenant or the Trustee, and this Lease shall be cancelled, but Landlord’s right to be compensated for damages in such liquidation proceeding shall survive.

B. No election by the Trustee or Debtor-in-Possession to assume this Lease, whether under Chapter 7, 11 or 13, shall be effective unless each of the following conditions, which Landlord and Tenant acknowledge are commercially reasonable in the context of a bankruptcy proceeding of Tenant, have been satisfied, and Landlord has so acknowledged in writing:

(1)	The Trustee or the Debtor-in-Possession has cured, or has provided Landlord adequate assurance (as defined below) that:

(a)	Within ten (10) days from the date of such assumption the Trustee will cure all monetary defaults under this Lease; and

(b)	Within thirty (30) days from the date of such assumption the Trustee will cure all non-monetary defaults under this Lease, provided, however, that the Trustee shall have such longer period not exceeding ninety (90) days from the date of such assumption as shall be reasonably necessary if such default cannot be cured within thirty (30) days.

(2)	The Trustee or the Debtor-in-Possession has compensated, or has provided to Landlord adequate assurance that within ten (10) days from the date of assumption Landlord will be compensated, for any pecuniary loss incurred by Landlord arising from the default of Tenant, the Trustee, or the Debtor-in-Possession as recited in Landlord’s written statement of pecuniary loss sent to the Trustee or Debtor-in-Possession.

(3)	The Trustee or the Debtor-in-Possession has provided Landlord with adequate assurance of the future performance (as defined below) of each of Tenant’s the Trustee’s or Debtor-in-Possession’s obligations under this Lease, provided, however, that:

(a)	The Trustee or Debtor-in-Possession shall also deposit with Landlord, as security for the timely payment of rent, an amount equal to two (2) months Base Rent and other monetary charges accruing under this Lease; and

(b)	Deleted.

(c)	Deleted.

(d)	The obligations imposed upon the Trustee or Debtor-in-Possession shall continue with respect to Tenant or any assignee of this Lease after the completion of bankruptcy proceedings.

(4)	The assumption of the Lease will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound relating to the Property.

(5)	The Tenant as Debtor-in-Possession or its Trustee shall provide the Landlord at least forty-five (45) days’ prior written notice of any proceeding concerning the assumption of this Lease.

(6)	For purposes of this Section 20.B, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding of Tenant, at a minimum “adequate assurance” shall mean:

(1)	The Trustee or the Debtor-in-Possession has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Debtor-in-Possession will have sufficient funds to fulfill the obligations of Tenant under this Lease.

(2)	Deleted.

C. In the event that this Lease is assumed by a Trustee appointed for Tenant or by Tenant as Debtor-in-Possession, under the provisions of Section 20.B hereof, and thereafter Tenant is liquidated or files a subsequent Tenant’s Petition for reorganization or adjustment of debts under Chapter 11 or 13 of the Bankruptcy Code, then, and in either of such events, Landlord may, at its option, terminate this Lease and all rights of Tenant hereunder, by giving Tenant written notice of its election to so terminate, within thirty (30) days after the occurrence of either of such events.

D. If the Trustee or Debtor-in-Possession has assumed this Lease pursuant to the terms and provisions of 20.A and 20.B hereof, for the purpose of assigning (or elects to assign) Tenant’s interest under this Lease or the estate created thereby, to any other person, such interest or estate may be so assigned only if Landlord shall acknowledge in writing that the intended assignee has provided adequate assurance as defined in this Section 20.D of future performance of all of the terms, covenants and conditions of this Lease to be performed by Tenant.

For purposes of this Section 20.D, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding of Tenant, at a minimum “adequate assurance of future performance” shall mean that each of the following conditions have been satisfied, and Landlord has so acknowledged in writing:

(a)	The assignee has submitted a current financial statement audited by a certified public accountant which shows a net worth and working capital in amounts determined to be reasonably sufficient by Landlord to assure the future performance by such assignee of Tenant’s obligations under this Lease;

(b)	The assignee, if requested by Landlord, shall have obtained guarantees in form and substance reasonably satisfactory to Landlord from one or more persons who satisfy Landlord’s standards of creditworthiness; and

(c)	The Landlord has obtained all consents or waivers from any third party required under any lease, mortgage, financing arrangement or other agreement by which Landlord is bound to permit Landlord to consent to such assignment.

E. When, pursuant to the Bankruptcy Code, the Trustee or Debtor-in-Possession shall be obligated to pay reasonable use and occupancy charges for the use of the Premises or any portion thereof, such charges shall not be less than the minimum rent as defined in this Lease and other monetary obligations of Tenant for the payment of Operating Costs, Taxes, insurance and similar charges.

F. Neither Tenant’s interest in this Lease, nor any lesser interest of Tenant herein, nor any estate of Tenant hereby created, shall pass to any trustee, receiver, assignee for the benefit of creditors, or any other person or entity, or otherwise by operation of law, unless Landlord shall consent to such transfer in writing. No acceptance by Landlord of rent or any other payments from any such trustee, receiver, assignee, person or other entity shall be deemed to have waived, nor shall it waive the need to obtain Landlord’s consent, or Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent.

G. In the event the estate of Tenant created hereby shall be taken in execution or by the process of law, or if Tenant or any guarantor of Tenant’s obligations shall be adjudicated insolvent pursuant to the provisions of any present or future insolvency law under state law, or if any proceedings are filed by or against such guarantor under the Bankruptcy Code, or any similar provisions of any future federal bankruptcy law, or if a custodian receiver or Trustee of the property of Tenant or such guarantor shall be appointed under state law by reason of Tenant’s or such guarantor’s insolvency or inability to pay its debts as they become due or otherwise, or if any assignment shall be made of Tenant’s or such guarantor’s property for the benefit of creditors under state law; then and in any such event Landlord may, at its option, terminate this Lease and all rights of Tenant hereunder by giving Tenant written notice of the election to so terminate within thirty (30) days after the occurrence of such event.

21.

Default

A. If any of the following events of default shall occur, to wit;

(i)	Tenant defaults for more than ten (10) business days after notice of default after the due date therefor in the payment of rent (whether Base Rent or additional rent) or any other sum required to be paid hereunder, or any part thereof, or

(ii)	Tenant defaults in the prompt and full performance of any other (i.e. other than payment of rent or any other sum) covenant, agreement or condition of this Lease and such other default shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant (unless such other default involves a hazardous condition, in which event it shall be cured forthwith); provided, however, that in the event such default cannot be cured within a period of thirty (30) days and Tenant is diligently attempting to cure such default, the time period to cure same shall be reasonably extended but in no event for a period of more than one hundred and eighty (180) days, or

(iii)	The leasehold interest of Tenant be levied upon under execution or be attached by process of law, or

(iv)	Bankruptcy or insolvency of Tenant, then in any then in any such event, Landlord, besides any other rights or remedies that it may have, shall have the immediate right of re-entry and may remove all persons and property from the Premises; such property may be removed and stored in any other place in the Building in which the Premises are situated, or in any other place, for the account of and at the expense and at the risk of Tenant,

B. Tenant hereby waives all claims for damages which may be caused by the reasonable re-entry of Landlord and taking possession of the Premises or removing or storing the furniture and property as herein provided, and will save Landlord harmless from any loss, costs, or damages occasioned Landlord thereby, and no such re-entry shall be considered or construed to be a forcible entry.

C. Should Landlord elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law; it may either terminate this Lease or it may from time to time, without terminating this Lease, re-let the Premises or any part thereof for such terms and at such rental or rentals and upon such other terms and conditions as Landlord in its reasonable discretion may deem advisable, with the right to make alterations and repairs to the Premises.

D. Landlord may elect to apply any and all rentals and other monies received by it from re-letting the Premises (i) to the payment of any indebtedness, other than rent, due hereunder from Tenant to Landlord; (ii) to the payment of any cost of such re-letting including but not limited to any broker’s commissions or fees in connection therewith; (iii) to the payment of the cost of any alterations and repairs to the Premises; (iv) to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. Should such rentals received from such re-letting after application by Landlord to the payments described in foregoing clauses (i) through (iv) during any month be less than that agreed to be paid during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly on demand by Landlord.

E. Landlord shall not have the right to accelerate the Rent or to receive Rent which, except for default, would not be due until a date after the date of any proceeding in which Landlord has brought an action for default; provided, however, that Landlord may bring an action for all remaining rent due under the entire term of the Lease, reduced to present value and further reduced by the fair market value of reasonably estimated rent of the Property to an unrelated third party for a period equal to the remaining portion of the Lease Term.

F. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of same is given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such re-letting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

G. Nothing herein contained shall limit or prejudice the right of Landlord to provide for and obtain as damages by reason of any such termination of this Lease or of possession an amount equal to the maximum allowed by any statute or rule of law in effect at the time when such termination takes place, whether or not such amount be greater, equal to or less than the amounts of damages which Landlord may elect to receive as set forth above. Notwithstanding anything to the contrary herein contained or any other rights exercised by Landlord hereunder, upon the occurrence of an event of a monetary or material default by Tenant under the terms of this Lease, rent which otherwise would be due or would have been due except for any abatement provided for in this Lease shall be immediately due and payable.

H. Notwithstanding anything to the contrary herein contained, if Landlord shall fail to perform any covenant contained in this Lease upon Landlord’s part to be performed, and if as a consequence Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied either out of the proceeds of the sale of Landlord’s interest in the Property as may be undertaken by Tenant in execution upon such judgment (which sale shall in all events be subject to any mortgages then encumbering the Property) or by setting off its rental obligation hereunder against the amount of such judgment. If the failure does not result from any act or omission of Tenant, its agents or any third party, and Tenant has given Landlord (and Landlord’s mortgage lender, if Tenant has executed a Subordination, Non-Disturbance of Attornment Agent with the mortgage lender or has been given written notice of the mortgage lender’s name and address) at least thirty (30) day’s prior written notice specifying the failure, and Landlord or its agents fail to commence to cure such failure within said thirty (30) day period (or such longer period as may be reasonably required with the exercise of diligence) and to thereafter diligently pursue the cure to completion, then Tenant may, upon written notice to Landlord, effect the cure itself and setoff against the rental obligations under this Lease all actual reasonable expenses incurred as the direct result of effecting or pursuing the cure, to the extent invoices, receipts or other documented proof thereof has been delivered to Landlord and Landlord’s mortgage lender; provided, however, that at all times Landlord and its agents shall have the continuing right to effect the cure independently or cooperatively with Tenant even if Tenant has elected to effect, or is effecting or pursuing, the cure. In no event shall Tenant be entitled to collect or recoup the amount of such judgment by seeking or obtaining any deficiency judgment against Landlord or any of Landlord’s constituent partners.

22.

Rules and Regulations

The rules and regulations attached hereto and marked Appendix “C”, as well as such reasonable rules and regulations as may be hereafter adopted by Landlord for the safety, care and cleanliness of the Premises and the preservation of good order thereon, are hereby expressly made a part hereof, and Tenant agrees to obey all such rules and regulations. The material violation of any such rules and regulations by Tenant shall after any applicable notice and opportunity to cure be deemed a default under this Lease by Tenant, affording Landlord all those remedies set out in the Lease. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building or Property or any of said rules and regulations. Landlord agrees all rules and regulations shall be uniformly enforced.

23.

Non Real Estate Taxes

During the term hereof, Tenant shall pay prior to delinquency all taxes assessed against and levied upon fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises, and Tenant shall cause said fixtures, furnishing, equipment and other personal property to be assessed and billed separately from the real property of Landlord. In the event any or all of the Tenant’s fixtures, furnishings, equipment and other personal property shall be assessed and taxed with the Landlord’s real property, the Tenant shall pay to Landlord its share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to the Tenant’s property.

24.

Intentionally Deleted

25.

Eminent Domain

If the Building, or a substantial part thereof or a substantial part of the Premises which shall mean a part which will materially affect Tenant’s use and occupancy of the Premises, shall be lawfully taken or condemned or conveyed in lieu thereof, (or conveyed under threat of such taking or condemnation), for any public or quasi-public use or purpose, the term of this Lease shall end upon and not before the date of the taking of possession by the condemning authority. Tenant waives any right to challenge the right of the condemning authority to proceed with such taking. Current rent shall be apportioned as of the date of such termination. No money or other consideration shall be payable by Landlord to Tenant or Tenant to Landlord for the right of cancellation, and Tenant shall have no right to share in any condemnation award or in any judgment for damages or in any proceeds of any sale made under any threat of condemnation or taking except that Tenant shall have the right to receive from the condemning authority Tenant’s damages including without limitation, relocation expenses, business interruption expenses, the value of tenant improvements paid for by Tenant, and the value of any personalty, fixtures and trade fixtures of Tenant not relocated, but Tenant shall not be entitled to any award, damages or compensation for the unexpired term of the Lease (the “Tenant’s Damages”).

Notwithstanding the above, to the extent that Tenant’s Damages cannot be separated from Landlord’s damages to the extent that Landlord and any lender of Landlord may settle all of Landlord’s damages in any condemnation or eminent domain action without Tenant’s joinder or participation, Tenant hereby assigns to Landlord Tenant’s interest, if any, in Tenant’s Damages and specifically agrees that any such award shall be the entire property of Landlord for the purposes of any condemnation or eminent domain proceeding brought or threatened by the applicable condemning authority. In consideration, Landlord shall pay to Tenant the reasonable value of all of Tenant’s Damages not paid by the condemning authority due to such assignment within thirty (30) days after receipt of payment of the award from the condemning authority.

26.

Subordination

A. Landlord has heretofore and may hereafter from time to time execute and deliver mortgages or trust deeds in the nature of a mortgage, both referred to herein as “Mortgages” against the Land and Building, or any interest therein. If requested by the mortgagee or trustee under any Mortgage, Tenant will either (a) subordinate its interest in this Lease to said Mortgages, and to any and all advances made thereunder and to the interest thereon, and to all renewals, replacements, modifications and extensions thereof, or (b) make Tenant’s interest in this Lease inferior thereto; and Tenant will promptly execute and deliver such agreement or agreements as may be reasonably required by such mortgage or trustee under any Mortgage, provided, however, that any such subordination shall provide that so long as Tenant is not in default hereunder, its tenancy shall not be disturbed. Landlord agrees to use its best efforts to obtain assurance of non-disturbance from any present mortgagee or Landlord.

B. It is further agreed that (i) if any Mortgage shall be foreclosed (a) the liability of the mortgagee or trustee thereunder or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only so long as such trustee, mortgagee, purchaser or owner is the owner of the Building and such liability shall not continue or survive after further transfer of ownership except to the extent that such liability was created during the period of ownership of such trustee, mortgagee, purchaser or owner; and (b) upon request of the mortgagee or trustee, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale under any Mortgage, and Tenant will execute such instruments in commercially reasonable form as may be necessary or appropriate to evidence such attornment; and (ii) this Lease may not be modified or amended so as to reduce the rent or shorten the term provided hereunder, or so as to adversely affect in any other respect to any material extent the rights of the Landlord or Tenant, nor shall this Lease be canceled or surrendered without the prior written consent, in each instance of the mortgagee or trustee under any Mortgage. It is understood that Tenant’s tenancy shall not be disturbed so long as Tenant is not in default under this Lease.

C. No mortgagee and no person acquiring title to the Premises by reason of foreclosure of any Mortgage or by conveyance in lieu of foreclosure shall have any obligation or liability to Tenant on account of any security deposit unless such mortgagee or title holder shall receive such security deposit in cash.

27.

Waiver

The waiver of Landlord or Tenant of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant, or condition herein contained. The payment of acceptance of rent hereunder shall not be construed to be a waiver of any breach by Tenant or Landlord of any term, covenant or condition of this Lease. It is understood and agreed that the remedies herein given to Landlord and Tenant shall be cumulative, and the exercise of any one remedy by Landlord or Tenant shall not be to the exclusion of any other remedy. It is also agreed that after the service of notice or the commencement of a suit or judgment for possession of the Premises, Landlord may collect and receive any monies due, and the payment of said monies shall not waive or affect said notice, suit or judgment.

28.

Inability To Perform

This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall, except as set forth below, not be affected, impaired or excused, nor shall Landlord at any time be deemed to be in default hereunder because Landlord is unable to fulfill any of its obligations under this Lease or to supply or is delayed in supplying any service expressly or by implication to be supplied or is unable to make, or is delayed in making any Tenant improvement, repair, additions, alterations, or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strike or labor troubles or any outside cause whatsoever beyond the reasonable control of Landlord, including but not limited to riots and civil disturbances or energy shortages or governmental preemption in connection with a national emergency or by reason of any rule, order, or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency. Notwithstanding the above, the Commencement Date shall not occur until Substantial Completion of all improvements as required by Article 3 of this Lease, and Tenant shall have no obligation to begin paying Base Rent until the Commencement Date unless the delay is the fault of Tenant.

29.

Subrogation

The parties hereto agree to use good faith efforts to have any and all fire, extended coverage or any and all material damage insurance which may be carried endorsed with a subrogation clause substantially as follows:

“This insurance shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for loss occurring to the property described herein”; and each party hereto waives all claims for recovery from the other party for any loss or damage (whether or not such loss or damage is caused by negligence of the other party and notwithstanding any provision or provisions contained in this Lease to the contrary) to any of its property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance, subject to the limitation that this waiver shall apply only when it is permitted by the applicable policy of insurance.

30.

Sale by Landlord

In the event of a sale or conveyance by Landlord of the Building containing the Premises, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. If any security deposit has been made by Tenant hereunder, Landlord shall transfer such security deposit to such successor in interest of Landlord and thereupon Landlord shall be released from any further obligations hereunder. This Lease shall not be affected by any such sale, and the Tenant agrees to attorn to the purchaser or assignee.

31.

Rights of Landlord To Perform

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) business days after notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as in this Lease provided. All sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the rate heretofore set forth with respect to late payments of rent, computed from the date of such payment by Landlord shall be payable to Landlord on within ten (10) business days of demand and the Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of rent.

32.

Attorneys’ Fees

In the event of any litigation between Tenant and Landlord to enforce any provision of this Lease, or any right of either party hereto, the substantially nonprevailing party of such litigation shall pay to the substantially prevailing party all costs and expenses, including reasonable attorneys’ and paralegals’ fees, incurred therein, both before, during and at trial and in any appellate courts. Moreover, if either party, without fault, is made a party to any litigation instituted by or against the other party, the other party shall indemnify such party without fault against and save it harmless from all costs and expenses, including reasonable attorneys’ fees incurred by it in connection therewith.

33.

Estoppel Certificate

Each party shall, at any time and from time to time upon not less than ten (10) business days’ prior written notice from the other, execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified and in full force and effect (or if modified, stating the nature of the modification and certifying that this Lease, as so modified, is in full force and effect) and the dates to which the rental and other charges are paid and acknowledging that there are not, to such certifying party’s knowledge, any uncured defaults on the part of the other party hereunder or specifying such defaults if any are claimed, as well as any other reasonable information requested by Landlord. In the case of a statement made by Tenant, it is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. In the case of a statement made by Landlord, it is expressly understood and agreed that any such statement may be relied upon by any prospective subtenant or assignee of all or a part of Tenant’s interest in the Premises or this Lease. Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord, that there are no uncured defaults in Landlord’s performance and that not more than two (2) months’ rental has been paid in advance.

34.

Preparation

Landlord agrees to cause the Premises to be completed in accordance with the plans, specifications and agreements to be approved by both parties on or before four (4) weeks from the date of execution of this Lease, which plans, specifications and agreements ( more particularly defined in the workletter as the “Plans and Specifications”) shall be consistent with Space Plans prepared by Innovative Source entitled Alter Quad 14 Shared Services Space Plan dated April 19, 2002 which are made a part of this Lease.

35.

Notice

Any notice from Landlord to Tenant or from Tenant to Landlord may be served by United States mail or by overnight delivery. If served by mail, notice shall be deemed served on the third (3rd) day after mailing by registered or certified mail, return receipt requested, addressed to Tenant or to Landlord at the addresses set forth in Item 11 of the Lease Schedule or such other place from time to time established in writing by proper notice as provided herein. In the event of a release or threatened release of pollutants or contaminants into the environment resulting from Tenant’s activities at the site or in the event any claim, demand, action or notice is made against the Tenant regarding Tenant’s failure or alleged failure to comply with any local, state and federal environmental rules, regulations, statutes and laws, the Tenant shall immediately notify the Landlord in writing and shall give to Landlord copies of any written claims, demands or actions, or notices so made.

36.

Intentionally Deleted

37.

Rights Reserved

Landlord reserves the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual or disturbance of Tenant’s use or possession or giving rise to any claim for set-off or abatement of rent:

(A)	To have and retain a paramount title to the Premises free and clear of any act of Tenant;

(B)	To reasonably designate and approve, prior to installation, all types of window shades, blinds, drapes, awnings, window ventilators and other similar equipment, and to control all exterior lighting of the Building; and

(C)	To approve the weight, size and location of safes and other heavy equipment and articles in and about the Premises and the Building. Movements of Tenant’s property into or out of the Building and within the Building are entirely at the risk and responsibility of Tenant and Landlord reserves the right to require permits before allowing any such property to be moved into or out of the building.

38.

Real Estate Broker

Landlord and Tenant each represents to the other that it has dealt directly with and only with the broker(s) set forth in the Lease Schedule as brokers in connection with this Lease and agrees to indemnify and hold the other harmless from all claims or demands resulting from their actions of any other broker or brokers for any commission alleged to be due such broker or brokers in connection with its participating in the negotiation of this Lease. Landlord agrees to pay all fees or commissions due to the broker(s) set forth in the Lease Schedule pursuant to a separate agreement and hereby specifically indemnifies Tenant for any amounts that may be due to CB Richard Ellis in connection with this Lease, with respect to any future actions taken by either of the parties with respect to the Lease, and in the event of any future expansion or renewal agreement with respect to the Premises unless Tenant shall formally retain CB Richard Ellis to act as its representative at the time of such expansion or renewal.

39.

Miscellaneous Provisions

A.	Time is of the essence of this Lease and each and all of its provisions.

B.

Submission of this instrument for examination or signature by Tenant does not constitute a reservation or offer or option for lease, and it is not effective as a lease or otherwise so as to incur the least inconvenience to Tenant. Tenant acknowledges and agrees with Landlord that, except as may be specifically set forth elsewhere in this Lease, neither Landlord, nor any employee of Landlord, nor other party claiming to act on Landlord’s behalf, has made any representations, warranties, estimations, or promises of any kind or nature whatsoever relating to the physical condition of the Building in which the Premises are located, or the land under the Building, including by way of example only, the fitness of the Premises for Tenant’s intended use or the actual dimensions of the Premises or Building.

C.	The invalidity or unenforceability of any provision hereof shall not affect or impair any other provisions.

D.	This Lease shall be governed by and construed pursuant to the laws of the jurisdiction in which the property is located.

E.	Should any mortgage require a modification of this Lease, which modifications will not bring about any increased cost or expense to Tenant or in any other way substantially change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees not to unreasonably withhold or delay its consent to such modification.

F.	deleted

G.	All rights and remedies of Landlord under this Lease, or that may be provided by law, may be exercised by Landlord in its own name individually, or in its name by its Management Agent, and all legal proceedings for the enforcement of any such rights or remedies, including distress for rent, forcible detainer, and any other legal or equitable proceedings, may be commenced and prosecuted to final judgment and execution by Landlord in its own name individually or in its name or by its agent. Landlord hereby warrants that it has full power and authority to execute this Lease and to make and perform the agreements herein contained and Tenant expressly stipulates that any rights or remedies available to Landlord either by the provision of this Lease or otherwise may be enforced by Landlord in its own name individually or in its name by agent or principal.

H.	All of the covenants and conditions of this Lease shall survive the termination of the Lease.

I.	The marginal headings and titles to the Sections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

J.	Any and all Exhibits or Appendices attached hereto are expressly made a part of this Lease.

K.	Upon termination of the Lease or upon Tenant’s abandonment of the leasehold, the Tenant shall, at its sole expense, remove any equipment which may cause contamination of the property, and shall clean up any existing contamination caused or permitted by Tenant’s Parties pursuant to Section 11 hereof in compliance with all applicable local, state and federal environmental rules, regulations, statutes and laws or in accordance with orders of any governmental regulatory authority.

L.	This is a commercial lease and has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and both parties agree and represent each to the other that they have had the opportunity to obtain counsel of their own choice to represent them in the negotiation and execution of this Lease, whether or not either or both have elected to avail themselves of such opportunity. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party.

M.

WAIVER OF RIGHT TO TRIAL BY JURY. Landlord and Tenant hereby waive any right to a trial by jury in any action or proceeding based upon, or related to, the subject matter of this Lease. This waiver is knowingly, intentionally, and voluntarily made by each of parties hereto and each party acknowledges to the other that neither the other party nor any person acting on its respective behalf has made any representations to induce this waiver of trial by jury or in any way to modify or nullify its effect. The parties acknowledge that they have read and understand the meaning and ramifications of this waiver provision and have elected same of their own free will.

N.	Landlord hereby covenants that it is the sole owner of the Premises and that so long as Tenant is not in default under the terms and provisions of this Lease, Tenant shall be entitled to quiet enjoyment of the Premises.

O.	The Property contains not less than two hundred sixty (260) parking spaces with a minimum size of 9’ x 18’, which shall conform to all applicable laws, which shall be provided at no additional charge to Tenant at the rate of five (5) space per 1,000 square feet of Premises.

40.

Tenant- Landlord-LLC

Tenant is a Delaware limited liability company, and Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of the Tenant and constitutes the valid and binding agreement of the Tenant in accordance with the terms hereof. Landlord is a Delaware limited liability company and hereby represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of the Landlord and constitutes the valid and binding agreement of the Tenant in accordance with the terms hereof.

41.

Renewal and Extension Option

A. So long as Tenant is not in default beyond any notice and cure period, Tenant shall have two (2) options to renew the terms and conditions of the within Lease for two (2), three (3) year periods upon the same terms and conditions contained herein except for rental. Tenant shall provide Landlord notice (“Tenant’s Notice”) in writing not less than nine (9) months prior to the expiration of the initial term hereof, or the expiration of the first extended term as the case may be of its intention to receive a proposal from Landlord setting out the proposed rent for the Renewal Term (“Landlord’s Proposal”). Landlord’s Proposal shall be delivered to Tenant within fifteen business (15) days of receipt of Tenant’s Notice, The Base Rent for such renewal period shall be ninety-five (95%) percent of the fair market rental which shall be the average of the annual rental rates then being charged in the East Orlando University Area in comparable buildings for a new lease of comparable size and condition of space, taking into consideration all relevant factors, including but not limited to creditworthiness of Tenant, amenities, location, submarkets, duration of term, commissions, operating costs, tenant improvements, and other incentives, if any. Failure to deliver either or both of said Tenant Notices in the manner and time aforesaid shall render such option(s) null and void and of no further or effect. Failure to deliver the first Tenant’s Notice shall render the second option null and void and of no further force or effect.

B. The parties shall endeavor, in good faith, to agree upon a fair market rental during the thirty (30) day period from the delivery of Landlord’s Proposal (the “Negotiation Period”). In the event the parties are unable to agree upon the fair market rental within the Negotiation Period, each party shall within fifteen (15) days after the end of the Negotiation Period appoint an MAI appraiser who shall be licensed in the State of Florida and who specializes in the evaluation of commercial real estate and office rents in the Central Florida area for property of similar age, size, and location and who has at least ten (10) years experience. Such two (2) MAI appraisers shall each determine within fifteen (15) days after their appointment the amount of the fair market rental to be in effect during the subject extended Term. If the two (2) MAI appraisers chosen by the parties are unable to agree on fair market rental, then the two (2) MAI appraisers shall, within five (5) days after the conclusion of the fifteen (15) day period in which they were to have reached agreement, by separate written reports of their determinations, and together, appoint a third (3rd) similarly qualified MAI appraiser. If a third (3rd) appraiser is not appointed within the time specified above, either party may apply to a court of competent jurisdiction to appoint a third (3rd) appraiser. The third MAI appraiser shall within five (5) days after his or her appointment, review the reports prepared by the first two (2) MAI appraisers, conduct such additional analysis as may be appropriate, and make a determination of such third (3rd) MAI appraiser’s opinion of such fair market rental. The annual base rent for each applicable extended period shall equal ninety-five (95%) percent of the average of the two (2) determinations of the three (3) appraisals which are closest in number to each other, without regard to the appraisal which is furthermost in number from the other two (2) appraisals, and such annual Base Rent determined in accordance with the foregoing procedure shall be final, binding, and conclusive on the parties hereto. Landlord and Tenant shall execute amendments to this Lease incorporating such terms. Landlord and Tenant shall each bear the cost of its MAI appraiser and shall equally share the cost of the third (3rd) MAI appraiser. All of the terms and conditions set forth herein shall be the same during the renewal period except for Base Rent.

42.

Agreement to Limit Permanent Financing

Landlord and Tenant hereby agree that during the term of this Lease, neither shall obtain financing on the Premises from General Electric Corporation or General Electric Capital Corporation or their subsidiaries or affiliates.

43.

Successors and Assigns

The covenants and conditions herein contained shall apply to and bind the respective heirs, successors, executors, administrators, and assigns of the parties hereto. The terms “Landlord” and “Tenant” shall include the successors and assigns of either such party, whether immediate or remote.

44.

Option of Partial Termination

So long as Tenant is not in default beyond any notice and cure period, Tenant shall have one (1) option to terminate this Lease with respect to some or all of that portion of the Premises comprising approximately 25,000 r.s.f. and depicted on Appendix “E” attached hereto (“Terminatable Space”). Said option shall be exercised, if at all, effective at the end of the fifth year of the Term, on not less than nine (9) month’s prior written notice, which notice shall be sent certified mail and shall be accompanied by a termination fee of Five Dollars ($5.00) per square foot of space being terminated plus Two and 47/100ths Dollars ($2.47) per square foot, representing unamortized brokerage fees, for each square foot of space terminated, payable to Landlord The terminated space shall consist of no less than six thousand (6,000) square feet and shall be configured and located in such manner as to be a viable office space for a single Tenant. In the event of such termination, on the effective date thereof, the parties shall enter into an amended Lease Schedule, modifying the Premises, Tenant’s Share, Base Rent and parking accordingly to reflect the removal of the space terminated from the Premises, and monument signage shall be added for the benefit of any additional tenants who may occupy the terminated space in an amount proportionate to such tenants’ leased space relative to that of Tenant in the Building, provided that Tenant’s monument signage shall only be reduced in size if such reduction is required to maintain compliance with applicable codes, regulations and land use covenants when providing other tenants with their proportionate amount of monument signage as set forth in this sentence.

45.

Continuing Option to Expand

So long as Tenant is not in default beyond any notice and cure period, and so long as Tenant has not exercised its right of partial termination as set forth in section 44 hereof, subject to the rights of existing tenants as of the date of execution of this Lease, Tenant shall have the continuing right to expand the Premises from time to time in to any space in the Project, including Building A and Building B, which is unoccupied, is leased to tenants that do not have renewal options or is space that is to become available due to other tenants’ relocation or election to not exercise any renewal option. Within seven (7) days of Tenant’s written request, Landlord shall deliver to Tenant a schedule of spaces within the Project indicating the date upon which each space shall or may become available to Tenant, including that status of any unexercised renewal options of other tenants in the Project. The Base Rent applicable to the expanded portion of the Premises shall be one hundred percent (100%) of the fair market rental as determined in accordance with Section 41 of this Lease. The term applicable to the expanded portion of the Premises shall be the remaining balance of the Lease Term for the balance of the Premises, and any unexercised renewal options shall be applicable to the expanded portion of the Premises, but in no event shall the term be less than three years from the effective commencement date for the expanded portion.

46.

Cellular, Radio, Microwave and Other Electronic Transmission

Tenant may use the Property, including, but not limited to, the rooftop of any andall buildings occupied by Tenant, for any lawful activity in connection with the provision of mobile communication for Tenant’s exclusive use, including without limitation, the transmission and the reception of radio, microwave, or other electronic communication signals on various frequencies of service. Landlord agrees to cooperate with Tenant in making applications for and obtaining all licenses, permits and any and all other necessary approvals that may be required for this aspect of Tenant’s intended use of the Property, all of which shall be at Tenant’s sole cost and expense. At all times during the Lease Term, Tenant will be responsible for obtaining and maintaining any licenses or approvals that may be required from any governmental body of competent jurisdiction for this aspect of its intended use of the Property. Tenant shall not utilize the Property for any purpose for which Tenant has failed to obtain any required licenses or approvals. If requested by Landlord, Tenant shall provide copies of all such licenses or approvals, including copies of any forms used in making application for same.

After approval of Tenant’s specific plans by Landlord, which approval shall not be unreasonably withheld or delayed, Tenant, at its sole cost and expense, shall have the right to erect, maintain and operate radio communications facilities, including radio transmitting and receiving antennas, towers, microwave dishes and supporting structures thereto (the “Tenant’s Facilities”). In connection therewith and after Landlord’s approval of Tenant’s specific plans and under Landlord’s reasonable direction, Tenant shall have the right to prepare, maintain and alter the Property for Tenant’s business operations and to install transmission lines connecting to Tenant’s Facilities to the Building. Tenant’s installation, construction and ongoing maintenance shall be performed in a workman like manner and any damage to the Building, Premises or Property done by Tenant and Tenant’s suppliers and/or subcontractors shall be reported to Landlord and shall be repaired by Tenant at its sole cost and expense. Any Tenant’s Facilities installed hereunder shall meet all applicable city, county, state or other applicable ordinances and/or codes and shall not interfere with the reception of television, radio or other electronic signals or the operation of any equipment used on the Property by any other tenant or other occupants, or by owners or tenants of surrounding properties and/or building. Title to the Tenant’s Facilities shall be held by Tenant at all times. Tenant’s Facilities shall remain Tenant’s personal property and are not fixtures. Tenant has the right to remove all Tenant’s Facilities at is sole cost and expense on or before expiration of the Lease Term, provided that Tenant shall be responsible for repairing any damage to the Building or the Property resulting from said removal to the reasonable satisfaction of Landlord. Landlord agrees it will not allow other tenants to use the roof of the Building in such a manner as may interfere with Tenant’s operations.

TENANT shall at all times operate Tenant’s Facilities in a manner that Tenant’s transmission will not cause interference with television, radio or other electronic signals to Landlord, to other tenants of the Building or Property, or to owners, tenants or occupants of surrounding properties lawful and in compliance with all regulations or requirements of Federal Communications Commission or any other governmental agency of competent jurisdiction. Tenant shall hold Landlord and Landlord’s agents harmless from any and all liabilities arising out of the installation, maintenance or operation of the Tenant’s Facilities whether such liabilities arise (i) from interference with radio, television and other electronic reception within the Building; (ii) from interference with the business operations of Landlord’s other tenants within the Building; (iii) from interference with the business operation or radio, television or other electronic reception in buildings surrounding or adjoining the Property; (iv) from tower or equipment breakage, collapse or failure; (v) or from any other cause directly or indirectly resulting from Tenant’s use, maintenance, installation and/or operation of the Tenant’s Facilities.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Lease the day and year first above written.

Landlord: NBS Orlando Quad 14, LLC, a Delaware limited liability company
	By.	18-Chai Corp., an Illinois corporation,

	By:	[ILLEGIBLE]

Witness		Its:	V.P.

Witness

Tenant: Siemens Shared Services LLC , a Delaware limited liability company

	By:	[ILLEGIBLE]

Witness		Its:	EVP - COO

	By:	[ILLEGIBLE]

Witness		Its:	[ILLEGIBLE]

GUARANTY

GUARANTY, made as of April 25, 2002 by Siemens Corporation, a Delaware corporation (the “Guarantor”).

WHEREAS, NBS Orlando Quad 14, LLC, a Delaware limited liability company (“Landlord”) is entering into a lease dated as of April 25, 2002 (the “Lease”), for the building and lands located at 3500 Quadrangle Boulevard, Orlando, Florida 32817 with Siemens Shared Services LLC, a Delaware limited liability company (“Tenant”); and

WHEREAS, Tenant is a wholly-owned subsidiary of Guarantor; and

WHEREAS, Landlord is unwilling to enter into the Lease unless Guarantor agrees to guarantee the payment of all rent and other sums of money required to be paid to Landlord by Tenant under the Lease and the performance of Tenant’s Obligations under the Lease;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor, subject to the timely performance and observance of all covenants, terms, and conditions and agreements to be kept and performed by Landlord in accordance with the Lease, hereby guarantees, absolutely and unconditionally, to Landlord (i) the full and prompt payment of any rent which may become due under the Lease and any and all other sums, charges or liabilities payable Tenant to Landlord of whatever nature, whether now or hereafter incurred, whether matured or unmatured and whether absolute or contingent, which may arise under the Lease, and (ii) the full and timely performance and observance of all covenants, terms, conditions and agreements provided in the Lease to be performed and observed by Tenant (the items set forth in (i) and (ii) hereof being collectively known as the “Liabilities of Tenant”) after Tenant shall have defaulted in the performance of any of the Liabilities of Tenant beyond any applicable notice and grace period.

This Guaranty is absolute and unconditional in accordance with its terms. It shall be enforceable against the Guarantor, its successors and assigns, without the necessity for any suit or proceedings on Landlord’s part of any kind or nature whatsoever against Tenant, its successors and assigns, and without the necessity of any notice of non-payment, non-performance or non-observance or of any notice of acceptance of this Guaranty or of any other notice or demand to which the Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives; and the Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of the Guarantor hereunder shall in no way be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Landlord against Tenant, or against Tenant’s successors or assigns, of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease.

This Guaranty shall be a continuing Guaranty, and the liability of the Guarantor hereunder shall in no way be affected, modified or diminished by reason of any assignment, renewal, modification or extension of the Lease or by reason of any modification or waiver of or change in any of the terms, covenants, conditions or provisions of the Lease by Landlord and Tenant, or by reason of any dealings or transactions or matters or things occurring between Landlord and Tenant, its successors or assigns, or by reason of any bankruptcy, insolvency, reorganization, arrangement, assignment of the benefit of creditors, receivership or trusteeship affecting Tenant, whether or not notice thereof or of any thereof is given to the Guarantor. Notwithstanding the foregoing, Guarantor’s obligations under this Guaranty shall not at any

1

time exceed Tenant’s obligations under the Lease, as the same shall be reduced with the passage of time, and Guarantor shall have the right to assert those same defenses, rights of offset and counterclaims which also could be asserted by Tenant under the Lease.

All of the Landlord’s rights and remedies under the said Lease or under this Guaranty are intended to be distinct, separate and cumulative and no such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others.

This Guaranty shall expire on the expiration or earlier termination of the term of the Lease and satisfaction of all of Tenant’s obligations under the Lease accruing to and including the point of such termination or expiration.

This Guaranty contains the sole and entire understanding and agreement between Guarantor and Landlord with respect to its entire subject matter, and all prior negotiations, discussions, commitments, representations, agreements and understandings with respect thereto are merged herein. This Guaranty cannot be changed or terminated orally.

The undersigned represents and warrants that, to the best of its knowledge, (i) the undersigned is duly authorized to execute this Guaranty on behalf of Guarantor, and (ii) Guarantor has the requisite power and authority to enter into this Guaranty, and generally to consummate the transactions contemplated by this Guaranty.

As used herein, the term “successors and assigns” shall be deemed to include the heirs and legal representatives of Tenant and Guarantor, as the case may be.

As a further inducement to Landlord to make and enter into the Lease and in consideration thereof, Landlord and the Guarantor covenant and agree that in any action or proceeding brought on, under or by virtue of this Guaranty, Landlord and the Guarantor shall and do hereby waive trial by jury. This Guaranty shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty as of the day and year first above written.

Siemens Corporation, a Delaware corporation

By:	/s/ E. Robert Lupone

Name:	E. Robert Lupone

Title:	Senior Vice President, General Counsel & Secretary

By:	/s/ Gerald A. Halpin, III

Name:	Gerald A. Halpin, III

Title:	Vice President, Treasurer